Exhibit 10.23

December 12, 2024

Via Email
Alan Prescott
al@luminartech.com

Re: Transition and Separation Agreement

Dear Al:

This letter (the “Agreement”), effective as of December 12, 2024 (the “Effective Date”) confirms the agreement between you and Luminar Technologies, Inc. (“Luminar” or the “Company”) regarding the transition and end of your employment with the Company and the resolution of any disputes you have against the Company.
1.Transition and Separation. As mutually agreed by you and the Company, your anticipated separation date with the Company is December 31, 2024, unless your employment is terminated earlier by your voluntary termination, by the Company, or on another date agreed to in writing between you and the Company (the “Separation Date”). If your employment terminates earlier or later than the anticipated Separation Date, that date will become the “Separation Date” for purposes of this Agreement and the Second Release agreement, which is attached as Attachment 2 (the “Second Release”). By signing this Agreement, you acknowledge and agree that effective as of the Effective Date, you shall be deemed to have resigned from any and all officer or other positions held by you with the Company and any subsidiaries and affiliates of the Company, including but not limited to resignation as the Chief Legal Officer and Secretary of the Company, and you agree to promptly execute and deliver any additional documentation that may be necessary to give effect to all such resignations. Similarly, the Company will promptly take any actions necessary to give effect to such resignations. After the Separation Date, you agree that you will not represent to anyone that you are still an employee or advisor of the Company, and you will not say or do anything purporting to bind the Company or any of its affiliates, after the Separation Date. As further described below, the Company is willing to continue your employment through the time period between the Effective Date and the Separation Date, also referred to as your “Transition Period.”
a.Position and Duties During Transition Period. In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to continue your employment on the following terms:

i.From the Effective Date through the Separation Date, you shall be employed in a new non-executive role as a “Legal Advisor.” In the role of Legal Advisor, you will work in consultation with the Company to facilitate an orderly transition of the duties of the Chief Legal Officer (including any interim Chief Legal Officer) to such person. During the Transition Period, you agree to perform any duties as reasonably directed to you, answer questions, and provide the transition services as may reasonably be requested by the Company, including transition of the responsibilities, duties, and knowledge relative to the Chief Legal Officer (collectively, the “Transition Services”). You agree to provide the Transition Services in good faith and to the best of your ability.
ii.During the Transition Period, you will remain an at-will employee, which means that either you or the Company may terminate your employment at any time for any lawful reason or no reason, with or without cause or notice.
iii.During the Transition Period, you will comply with the applicable (i) terms and conditions of the Company’s Confidential Information & Invention Assignment Agreement by and between you and the Company (“Confidentiality Agreement”); and (ii) Luminar policies and practices, including the Company’s Code of Business Conduct and Ethics (“Code of Business Conduct”) and Insider Trading Policy. You further affirm that you will comply with your continuing obligations under these agreements and policies post-termination.
iv.If, during the Transition Period, you are hired into a role outside of Luminar that starts before your anticipated Separation Date, you must provide written notice to Human Resources at jose.jozik@luminartech.com at least three (3) business days before starting your new role. Upon such written notice you will be deemed to have resigned your Luminar employment effective immediately and that date will be your new Separation Date.
b.Compensation During Transition Period. Subject to your compliance with the terms and conditions of this Agreement, as consideration for your Transition Services during the Transition Period and your other promises herein, you shall be entitled to the following:
i.Base Salary. The Company will continue to pay you your current base salary, minus applicable tax withholdings and deductions, payable in accordance with the Company’s standard payroll practices during the Transition Period.

ii.Quarterly Bonus. Subject to your continued employment until December 31, 2024, you shall be eligible to receive a “Quarterly Bonus” in the amount of $37,000, which shall be payable, less applicable tax withholdings, within thirty (30) calendar days following the Separation Date. If the Separation Date occurs prior to December 31, 2024, you shall not receive the Quarterly Bonus. You hereby acknowledge that you will not be eligible for, nor will you receive, any other bonus (including any further Quarterly Bonus payments), variable compensation or other payment, except as specifically described in this Agreement.
iii.Benefits. If enrolled, the Company will continue to provide you with your Company-sponsored health benefits through the end of the month of your Separation Date. You will be paid any accrued and unused paid time off through your Separation Date.
2.Severance. In exchange for executing the Second Release, you will receive the severance specified in the Second Release, provided you timely sign and return the Second Release, you have satisfactorily completed the Transition Services as determined by the Company in good faith and you continue to comply with all of the terms and conditions of this Agreement, the Second Release, the Confidentiality Agreement and all applicable Company policies.
3.Company Non-Released Claims. It is explicitly agreed, understood and intended that the general release of claims provided for in this Agreement shall not include or constitute a waiver of (i) your obligations to the Company concerning the Company’s confidential information and proprietary rights that survive your termination of employment, including those specified in the Confidentiality Agreement, (jj) any claims of misappropriation of trade secrets or breach of the Confidentiality Agreement, (iii) any claim, demand, obligation, or cause of action that is based on any fraudulent act by you, your willful misconduct or on facts or claims constituting fraud or willful misconduct by you and unknown (whether or not the Company should have known) to the Company on or prior to the Effective Date, (iv) any claims the cause of which arises after the Effective Date, (v) any claims to enforce this Agreement and (vi) any claims not waivable by the Company under applicable law (collectively, the “Company Non-Released Claims”).
4. Mutual General Release of Claims. By entering into this Agreement, you and the Company are agreeing to the following general release of claims and to resolve any potential disputes between us.
Each party hereby waives and releases, to the maximum extent permitted by applicable law, any and all claims, whether known or unknown, against each other (and you also hereby waive and release to the maximum extent permitted by applicable law any claims, whether known or unknown, against the Released Parties (defined below)) with respect to any matter, including, without limitation, any matter related to or arising out of your employment with the Company or the termination of that employment relationship, except the Company does not waive and release any Company Non-Released Claims.

This waiver and release includes, without limitation, federal and state WARN Act claims; claims under the Employee Retirement Income Security Act; claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units or other equity securities; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; Constitutional claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Florida Civil Rights Act, or any other federal, state, or local law prohibiting discrimination, harassment or retaliation, including the California Fair Employment and Housing Act; claims under the California Labor Code, the California Business and Professions Code, claims under the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) and amendments to those laws; and claims under all other federal, state and local laws, ordinances and regulations.
Each party covenants not to sue each other for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, each party agrees not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the each other, except as required by law and/or otherwise permitted by this Agreement.
In each party’s case, this waiver and release covers only those claims that arose prior to that respective party’s execution of this Agreement. The waiver and release does not apply to any claim which, as a matter of law, cannot be waived or released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law. Notwithstanding anything to the contrary in this Agreement, the waiver and release does not apply to (i) any claims of indemnification under your 2021 indemnification agreement, including related to the existing claim outstanding as of the Effective Date and communicated by you, for which the Company will indemnify you pursuant to the 2021 indemnification agreement, (ii) any claims the cause of which arises after the Effective Date, (iii) any claims to enforce this Agreement and (iv) any claims not waivable by you under applicable law.
The Released Parties: The “Released Parties” include Luminar and/or its respective predecessors, successors, past, present or future parent companies or subsidiaries, affiliated companies, investors or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, shareholders, assigns and employee benefit plans.
Please be advised: Nothing in this Agreement precludes you from communicating with the government, including filing a charge with, participating in any investigation or proceeding before, or reporting actual or potential violations of laws or regulations (including lawfully reporting fraud, waste or abuse) to any government agency or body. However, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery to the fullest extent permitted by law. Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program and you do not need to provide notice to or obtain authorization from Luminar to do so. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or legislature. Further, nothing in this Agreement is intended to prohibit or discourage you from discussing employee wages, benefits or terms and conditions of employment.
5.Waiver of Unknown Claims. Each party understands and acknowledges that it is releasing potentially unknown claims, and that each party may have limited knowledge with respect to some of the claims being released. Each party acknowledges that there is a risk that, after signing this Agreement, it may learn information that might have affected its decision to enter into this Agreement. Each party assumes this risk and all other risks of any mistake in entering into this Agreement. Each party agrees that this Agreement is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each party understands and agrees that claims or facts in addition to or different from those which are now known or believed by each party to exist may hereafter be discovered, but it is each party’s intention to release all claims that each party may have or may have against the other party, whether known or unknown, suspected or unsuspected.
6.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty one (21) calendar days within which to consider this Agreement, although you may choose to execute it earlier (the last day of such consideration period, the “Deadline”); (d) you have seven (7) calendar days following the execution of this Agreement to revoke it; and (e) the Agreement will not be effective until the eighth (8th) day after you sign it, provided that you have not revoked it (the “Release Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21)-day consideration period. To revoke the Agreement, you must email a written notice of revocation to Human Resources at jose.jozik@luminartech.com, prior to the end of the seven (7)-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The release consideration offered in this Agreement will be automatically withdrawn if you do not sign it by the Deadline.

7.Return of Company Property. You agree that you will return to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), data, notes, key cards, and credit cards, and that you will return and/or, if incapable of being returned, you will delete, destroy, and finally purge all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in a cloud environment or in your personal computer, USB drives or in any other device that will remain in your possession after the Separation Date), except that for any property incapable of being returned, you agree to preserve any such Company property that is subject to any applicable hold notices.

8.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Released Parties of any liability, wrongdoing, or violation of law.

9.Continuing Obligations. At all times in the future, you remain bound by your Confidentiality Agreement, a copy of which is attached as Attachment 1. Note, however, that you will not be held civilly or criminally liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; or (c) is made to an attorney or is used in a court proceeding in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, provided that the trade secret is filed under seal and not disclosed except pursuant to court order.

10.Update Social Media. If you represent your Luminar employment on social media, such as LinkedIn and Facebook, you agree that, within five (5) days of the Separation Date, you will update all your social media accounts to accurately reflect your Luminar dates of employment.

11.Non-Disclosure. To the fullest extent permitted by law and except as otherwise provided in this Agreement, you agree that you will not disclose to others this Agreement or its terms, except that you may disclose such information to your spouse, to your attorney or accountant in order for such individuals to render services to you, or if required by applicable law. A breach of this provision will be deemed to be a material breach of this Agreement.

12.Restrictive Covenants. By signing this Agreement, you acknowledge and agree that the consideration provided in this Agreement serve as good and adequate consideration for your promises herein and that you are knowingly and voluntarily agreeing to the post-termination non-competition, non-solicitation, and non-disparagement obligations set forth in this Section.

a.     Non-Competition. You agree that during the Transition Period and for a period of twenty-four (24) months after the Separation Date, you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, own, manage, operate, control, or be employed or engaged by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation), any business that is designing, developing, testing, manufacturing, building or selling LiDARs for consumer vehicles (collectively, the “Business”), in the Restricted Territory, which shall expressly not include any business relating to autonomous vehicles, automobiles, passenger and commercial vehicles, robotaxis and adjacent industries such as last mile delivery, aerospace and defense, robotics and security, and any business providing advanced semiconductors and related components. As used in this Agreement, “Restricted Territory” means worldwide. Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its direct or indirect subsidiaries, so long as you have no active participation in the business of such corporation.

b.     Non-Solicitation. During the Transition Period and for twenty-four (24) months following the Separation Date, you shall not directly or indirectly, personally or through others, solicit, recruit or attempt to solicit or recruit (on your own behalf or on behalf of any other Person) either (i) any current employee or any consultant of the Company or any of the Company’s affiliates, (ii) any former employee or consultant of the Company or any of the Company’s affiliates who left the Company’s (or such affiliate’s) service within the three (3) months preceding your Separation Date, or (iii) the business of any customer of the Company or any of the Company’s affiliates on whom you called or with whom you became acquainted during your employment with the Company. You represent that you are (A) familiar with the foregoing covenant not to solicit, and (B) fully aware of your obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants. “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority. “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

c.     Mutual Non-Disparagement. To the fullest extent permitted by law and except as otherwise provided in this Agreement, you agree that you will not disparage or encourage or induce others to disparage the Company or any of the Released Parties. In exchange for your promises in this paragraph, the Company agrees to instruct its officers and directors to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize your personal and/or business reputation, practices or conduct. For the purpose of this Agreement, “disparage” includes, without limitation, making comments or statements online, or to any person or entity including but not limited to the press and/or media, current or former employees, directors, partners or principals of the Company or any entity with whom the Company has a business relationship, that would adversely affect in any manner (a) the conduct of the business of the other party (including, but not limited to, any business plans or prospects) or (b) the reputation of other party. A breach of this provision will be deemed to be a material breach of this Agreement. Nothing in this Agreement (x) prohibits either party from providing truthful information as required or permitted by law, including in a legal proceeding or a government investigation, or (y) as applicable, prevents you from exercising rights under Section 7 of the National Labor Relations Act to engage in concerted activities for the purpose of collective bargaining or other mutual aid or protection.
13.Cooperation. To the fullest extent permitted by law and except as otherwise provided in this Agreement, you agree to fully cooperate with the Company and its counsel, upon their request, for any potential or pending legal matter, (including, but not limited to, any corporate filing or matter, litigation, arbitration, regulatory proceeding, investigation or governmental action) about which you have information based on your employment with the Company. You agree to render such cooperation in a timely fashion and to provide Company personnel and counsel with the full beneﬁt of your knowledge with respect to any such matter. Cooperation includes, for example, interviews, review of documents, signatures, facilitation of filings, attendance at meetings, providing testimony, or providing documents to the Company.

14.Taxes. The parties intend that all payments and benefits set forth in this Agreement comply with, or are exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding the foregoing, if any of the payments provided in connection with your separation from service do not qualify for any reason to be exempt from Section 409A and you are, at the time of your separation from service, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) (i.e., you are a “key employee” of a publicly traded company), each such payment will not be made until the first regularly scheduled payroll date of the seventh (7th) month after your separation from service and, on such date (or, if earlier, the date of your death), you will receive all payments that would have been paid during such period in a single lump sum. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit under this Agreement.
15.Lock-up. The section titled “Lock-up” in that certain Executive Compensation Letter Agreement dated November 7, 2023 (the “2023 Agreement”) shall remain in full force and effect, except that the reference to “April 30, 2025” with regard to the end of the lock-up period shall be amended to be “ninety (90) days plus one (1) day after (1) the Effective Date of the Agreement or (2) the date on which you are no longer an affiliate, whichever comes later.”
16.Miscellaneous. You acknowledge and agree that any unvested equity awards granted to you by the Company ceased vesting on your Separation Date and were forfeited, in accordance with the terms of the applicable equity plan. You acknowledge that you continue to be bound by the Company’s Insider Trading Policy, which among other obligations, prohibits you from trading Company stock if (1) you possess material nonpublic information regarding the Company and/or (2) there is a closed trading window at the Company at the time of your employment termination (such that you would be prohibited from trading Company stock during that closed trading window). You represent and warrant that throughout your employment you complied with the Code of Business Conduct and you are not aware of any violations of the Code of Business Conduct by any other person. You acknowledge that you will continue to comply with applicable provisions of the Code of Business Conduct after your employment terminates. You also acknowledge that, if and as applicable, you signed and/or will sign the Company’s quarterly and/or annual sales certification.

17.Dispute Resolution. You and the Company agree that any and all disputes arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts of Orlando, Florida; provided, however, that any dispute related to or otherwise involving the refusal or contesting of indemnification or directors’ and officers’ insurance coverage will be litigated in the Court of Chancery of the State of Delaware with the Company paying for all attorneys’ fees related to such dispute, and the parties hereby agree to submit to the jurisdiction of the Court of Chancery of the State of Delaware and waive trial by jury. Notwithstanding the foregoing, you and the Company agree that, with the written consent of the other party, either party may submit any and all claims or disputes arising out of or relating to this Agreement to arbitration. Should the parties agree to proceed with arbitration, the parties agree to the following: The arbitration will be final, binding and confidential, and proceed before a single arbitrator in Orlando, Florida (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures, which can be reviewed at http://www.jamsadr.com/rules-streamlined-arbitration/. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a mediator. You and the Company each acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine arbitrability, except as provided herein. All fees related to any arbitration shall be the responsibility of the Company, regardless of which party initiated the arbitration. The arbitrator may in his or her discretion award attorneys’ fees and costs to the prevailing party. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class and/or collective action waiver must be decided by a Court and if for any reason it is found to be unenforceable, the representative, class and/or collective action claim may only be heard in Court and may not be arbitrated. Claims will be governed by their applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act.
18.Adjustments. All share numbers and stock prices set forth in this Agreement are to be as adjusted for any stock splits, stock combinations, or other change affecting the Company’s common stock.
19.Governing Law. This Agreement shall be governed by the laws of the state of Florida, except for matters of corporate law, including indemnification, which shall be governed by the laws of the state of Delaware.

20.Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
21.Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. You and the Company agree that execution via DocuSign or a similar service, or of a scanned image, shall have the same force and effect as execution of an original, that an electronic signature or scanned image of a signature shall be deemed an original and valid signature, and that the Agreement may not be challenged on the basis of such signatures.
22.Entire Agreement. You agree that this Agreement constitutes the entire agreement and understanding between you and the Company or any affiliate of the Company, with respect to the subject matter hereof and supersedes all prior and contemporaneous written or oral agreements, discussions, representations, warranties or understandings between you and the Company or any affiliate of the Company, including, but not limited to, any offer letter and any incentive compensation agreement entered into by and between you and the Company, including the 2023 Agreement, except as stated herein expressly; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters your Confidentiality Agreement, except as related to non-competition in Section 12 above, other documents specifically identified in this Agreement (except as expressly modified herein), or any other continuing obligations you owe the Company which survive the termination of your employment. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
To accept this Agreement, please sign and date this Agreement and return it to Human Resources at jose.jozik@luminartech.com by the Deadline. If you do not execute the Agreement by the Deadline, the offer will expire, and you will not receive the release consideration.
We thank you for your contributions to Luminar and we wish you well in your future pursuits.
Sincerely,

LUMINAR TECHNOLOGIES, INC.

By: /s/ Austin Russell
Name:     Austin Russell
Title:    Chief Executive Officer

I agree with the terms and conditions of this Agreement as signified by my signature below. I acknowledge that I have a right to consult an attorney and was free to do so. I acknowledge that my consent to this Agreement is knowing and voluntary. I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed:/s/Alan Prescott                 Dated:         12/12/24
    Alan Prescott

Attachment 1: Confidential Information & Invention Assignment Agreement
Attachment 2: Second Release

ATTACHMENT 1

CONFIDENTIAL INFORMATION & INVENTION ASSIGNMENT AGREEMENT
(See Attached)

ATTACHMENT 2

SECOND RELEASE

This second release agreement (“Second Release”), which is Attachment 2 to your transition and separation agreement (the “Agreement,” your first release agreement), is entered into by and between Luminar Technologies, Inc. (“Luminar” or the “Company”) and you, Alan Prescott. Any term not otherwise defined in this Second Release shall have the meaning set forth in the Agreement.
1.Severance (“Severance”). You will be entitled to the Severance as set forth below, provided all of the following requirements have first been met: (i) you comply with all the terms and conditions of the Agreement, your Confidentiality Agreement, and all applicable Company policies; (ii) you have satisfactorily completed the Transition Services as determined by the Company in good faith; (iii) you have returned all Luminar property along with this signed Second Release; (iv) Luminar has not terminated your employment for “Cause” as defined in the 2023 Agreement; (v) you timely executed and did not revoke the Agreement and returned it to Luminar; and (v) you timely executed and did not revoke this Second Release by the Second Release Deadline (clauses (i)-(v) collectively, the “Severance Conditions”). Provided that each of the above Severance Conditions has been met, the Company will provide the following Severance, which shall be in lieu of any severance payment or benefit under any Luminar severance plan, policy, program or practice, whether written or unwritten:

a.Severance Pay: The Company will pay you a lump sum payment of $300,000 (representing an amount equal to twelve (12) months of your base salary at the rate in effect on the Separation Date), less applicable withholdings and deductions, which will be paid within thirty (30) business days after the Second Release Effective Date.
b.2024 Performance Award: Subject to approval by the Compensation and Human Capital Management Committee (the “Compensation Committee”) of the Board of Directors, on or before the Separation Date, you shall be granted or have been granted an equity award (the “2024 Performance Award”) covering 55,000 unvested performance-based restricted stock units (“PSUs”) under the Company’s Amended and Restated 2020 Equity Incentive Plan (the “Equity Plan”) , which shall be subject to vesting based on (i) satisfaction of the Severance Conditions, and (ii) achievement of certain performance goals established by the Compensation Committee for calendar year 2024 (the “2024 Performance Goals”), with the level of achievement determined by the Compensation Committee in its sole discretion. As soon as practicable after the Second Release Effective Date but no later than March 15, 2025, the Compensation Committee will certify (such date, the “Certification Date”), in its sole discretion, the level of achievement of the 2024 Performance Goals and determine the number of PSUs that shall become vested based on the table below. The PSUs that are eligible to vest as determined by the Compensation Committee shall become vested on the Certification Date. For the avoidance of doubt, the delayed vesting stated in the 2023 Agreement shall not apply.
Note: The table below reflects the 1-for-15 reverse stock split of the Company’s Class A Common Stock, effective November 21, 2024.

Achievement of 2024 Performance Goals	Achievement of 2024 Performance Goals (as % of target)	Number of PSUs Eligible to Vest on Certification Date
Threshold	80%	9,166
Intermediate	90%	18,333
Target	100%	36,666
Intermediate	110%	40,333
Intermediate	120%	44,000
Intermediate	130%	47,666
Intermediate	140%	51,333
Maximum	150%	55,000

No PSUs will vest if achievement of the 2024 Performance Goals is below Threshold level. In the event that achievement of the 2024 Performance Goals falls between Threshold and Target level, or between Target and Maximum level, the number of PSUs that shall be eligible to vest shall be interpolated on a straight-line basis. If achievement of the 2024 Performance Goals is equal to or greater than Maximum level, then 55,000 PSUs (i.e., the entire award) will be eligible to vest. Any fractional PSUs shall be rounded down to the nearest whole number.
The Compensation Committee has sole and exclusive discretion to determine whether and the extent to which the 2024 Performance Goals have been met, and to determine the number of PSUs subject to the 2024 Performance Award (if any) that will vest based on the level of achievement. The Compensation Committee may exercise negative discretion with respect to the 2024 Performance Award and may determine, in light of any factors as the Compensation Committee may deem appropriate, that notwithstanding the level of performance achieved, the PSUs that are eligible to vest based on the table above will not vest.

The 2024 Performance Award is subject to the terms of this Second Release, the Equity Plan and the terms and conditions set forth in the applicable award agreement, which will be provided to you as soon as practicable after the grant date and which you will be required to sign or accept through Luminar’s acceptance procedures as a condition of receiving the award.
Except with regard to the 2024 Performance Award subject to the terms above, all future vesting in any of your outstanding equity awards of the Company shall cease upon the Separation Date. You are responsible for any withholding tax obligations with respect to any vested awards. Such vested awards, to the extent applicable, shall remain subject to all of the terms and conditions of the Equity Plan and applicable award agreement. Any further right, title or interest in or to any unvested awards will be forfeited as of the Separation Date. Except with regard to the 2024 Performance Award subject to the terms above, you hereby acknowledge and agree that, other than any outstanding vested equity award you hold as of the Separation Date, you do not have any right, title, claim or interest in or to any other Company securities, including, without limitation, any shares of the Company’s capital stock or any other options or other rights to purchase or receive shares of the Company’s capital stock.

Notwithstanding anything to the contrary, in the event that the Compensation Committee in its discretion does not certify the level of achievement of the 2024 Performance Goals or determines the number of PSUs that shall be eligible to vest is below the Maximum level, you shall receive no later than March 15, 2025, a lump-sum cash payment, less applicable tax withholdings, equal to (i) the total value of 55,000 PSUs (which is the number of PSUs eligible to vest at the Maximum level), less (ii) the total value of any PSUs that have actually vested upon determination by the Compensation Committee. The “total value” of the PSUs as described in the preceding sentence shall be calculated using the per share price of the Company’s Class A Common Stock as of the grant date of the 2024 Performance Award.
c.Special Bonus Repayment Release. As of the Second Release Effective Date, the Company agrees to release you from any remaining repayment obligation with respect to the Special Bonus previously paid to you under your 2023 Agreement.
2.Company Non-Released Claims. It is explicitly agreed, understood and intended that the general release of claims provided for in this Second Release shall not include or constitute a waiver of (i) your obligations to the Company concerning the Company’s confidential information and proprietary rights that survive your termination of employment, including those specified in the Confidentiality Agreement, (jj) any claims of misappropriation of trade secrets or breach of the Confidentiality Agreement, (iii) any claim, demand, obligation, or cause of action that is based on any fraudulent act by you, your willful misconduct or on facts or claims constituting fraud or willful misconduct by you and unknown (whether or not the Company should have known) to the Company on or prior to the Second Release Effective Date, (iv) any claims the cause of which arises after the Second Release Effective Date, (v) any claims to enforce the Agreement or this Second Release, and (vi) any claims not waivable by the Company under applicable law (collectively, the “Company Non-Released Claims”).
3.Mutual General Release of Claims. By entering into this Second Release, each party is agreeing to the following general release of claims and to resolve any potential disputes between us.
Each party hereby waives and releases, to the maximum extent permitted by applicable law, any and all claims, whether known or unknown, against each other (and you also hereby waive and release to the maximum extent permitted by applicable law any claims whether known or unknown against the Released Parties (defined below)) with respect to any matter, including, without limitation, any matter related to or arising out of your employment with the Company or the termination of that employment relationship, except the Company does not waive and release any Company Non-Released Claims.
This waiver and release includes, without limitation, federal and state WARN Act claims; claims under the Employee Retirement Income Security Act; claims for attorneys’ fees or costs; any and all claims for stock, stock options, restricted stock units or other equity securities; penalties claims; wage and hour claims; statutory claims; tort claims; contract claims; Constitutional claims; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; claims for retaliation; claims related to discrimination or harassment based on any protected basis under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Florida Civil Rights Act, or any other federal, state, or local law prohibiting discrimination, harassment or retaliation, including the California Fair Employment and Housing Act; claims under the California Labor Code, the California Business and Professions Code, claims under the Texas Labor Code (specifically including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) and amendments to those laws; and claims under all other federal, state and local laws, ordinances and regulations.
Each party covenants not to sue the other party for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative or group action. Further, each party agrees not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the other party, except as required by law and/or otherwise permitted by this Second Release.
In each party’s case, this waiver and release covers only those claims that arose prior to that respective party’s execution of this Second Release. The waiver and release does not apply to any claim which, as a matter of law, cannot be waived or released by private agreement. If any provision of the waiver and release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and all remaining provisions shall be enforceable to the fullest extent permitted by law. Notwithstanding anything to the contrary in this Second Release, the waiver and release does not apply to (i) any claims of indemnification under your 2021 indemnification agreement, including related to the existing claim outstanding as of the Effective Date and communicated by you, for which the Company will indemnify you pursuant to the 2021 indemnification agreement, (ii) any claims the cause of which arises after the Second Release Effective Date, (iii) any claims to enforce this Second Release and (iv) any claims not waivable by you under applicable law.
The Released Parties. The “Released Parties” include Luminar and/or its respective predecessors, successors, past, present or future parent companies or subsidiaries, affiliated companies, investors or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ respective past, present or future insurers, officers, directors, agents, attorneys, employees, shareholders, assigns and employee benefit plans.
Please be advised: Nothing in this Second Release precludes either party from communicating with the government, including filing a charge with, participating in any investigation or proceeding before, or reporting actual or potential violations of laws or regulations (including lawfully reporting fraud, waste or abuse) to any government agency or body. However, by signing this Second Release, each party waives any right to bring a lawsuit against each other and waives any right to any individual monetary recovery to the fullest extent permitted by law. Nothing in this Second Release is intended to impede either parties ability to report possible securities law violations to the government or to receive a monetary award from a government administered whistleblower-award program and neither party needs to provide notice to or obtain authorization from the other party to do so. Nothing in this Second Release waives either party’s right to testify or prohibits either party from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when either party has been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or legislature.
4.Waiver of Unknown Claims. Each party understands and acknowledges that it is releasing potentially unknown claims, and that it may have limited knowledge with respect to some of the claims being released. Ech party acknowledges that there is a risk that, after signing this Second Release, each party may learn information that might have affected its decision to enter into this Second Release. Each party assumes this risk and all other risks of any mistake in entering into this Second Release. each party agrees that this Second Release is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Each party understands and agrees that claims or facts in addition to or different from those which are now known or believed by each party to exist may hereafter be discovered, but it is each party’s intention to release all claims that it has or may have against the other party, whether known or unknown, suspected or unsuspected.

5.Nothing Owed. You acknowledge and agree you have been timely paid all of your wages and other remuneration earned through the Separation Date. You acknowledge and agree that, prior to the execution of this Second Release, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits you are entitled to receive from the Company in the future are those specified in this Second Release. You agree that you have no unreimbursed business expenses. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company.
6.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Second Release; (b) you should consult with an attorney prior to executing this Second Release; (c) you have twenty-one (21) calendar days within which to consider this Second Release, provided however, that it cannot be signed before the Separation Date (the last day of such consideration period, the “Second Release Deadline”); (d) you have seven (7) calendar days following the execution of this Second Release to revoke it; and (e) the Second Release will not be effective until the eighth (8th) day after you sign it, provided that you have not revoked it (the “Second Release Effective

Date”). You agree that any modifications, material or otherwise, made to this Second Release do not restart or affect in any manner the original twenty-one (21)-day consideration period. To revoke the Second Release, you must email a written notice of revocation to Human Resources at jose.jozik@luminartech.com, prior to the end of the seven (7)-day period. You acknowledge that your consent to this Second Release is knowing and voluntary. The Severance offer contained in this Second Release will be automatically withdrawn if you do not sign it by the Second Release Deadline.
7.Return of Company Property. You agree that you have returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), data, notes, key cards, and credit cards, and that you have returned and/or, if incapable of being returned, you have deleted, destroyed, and finally purged all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in a cloud environment or in your personal computer, USB drives or in any other device that will remain in your possession after the Separation Date), except that for any property incapable of being returned, you agree to preserve any such Company property that is subject to any applicable hold notices. Your receipt of the Severance offered under this Second Release is contingent upon compliance with this provision.
8.Incorporation. You and the Company agree that the following provisions from the Agreement are incorporated herein and apply to this Second Release: No Admission, Continuing Obligations, Update Social Media, Non-Disclosure, Restrictive Covenants, Cooperation, Taxes, Lock-up, Miscellaneous, Dispute Resolution, Adjustments, Governing Law, Severability, and Counterparts.
9.Entire Agreement. You and the Company agree that this Second Release, together with the Agreement and the documents referenced therein, constitute the entire agreement between you and the Company regarding its subject matter. All prior or contemporaneous negotiations, agreements, understandings, or representations are expressly superseded hereby and are of no further force and effect. This Second Release may only be modified in a written document signed by you and an authorized Company representative.
To accept this Second Release, you must sign this Second Release and return it to Human Resources at jose.jozik@luminartech.com after your Separation Date by the Second Release Deadline defined in paragraph 5.

(Signature Page Follows)

The parties knowingly and voluntarily sign this Second Release.

Date:	Alan Prescott DO NOT SIGN BEFORE YOUR SEPARATION DATE (Must be signed by the Second Release Deadline)
Date:	For: LUMINAR TECHNOLOGIES, INC. By Name: Austin Russell Title: Chief Executive Officer

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